Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-188301 and No. 333-192340) of Cordia Bancorp Inc. of our report, dated March 26, 2014, relating to the consolidated financial statements, which appear in this Annual Report on Form 10-K, for the year ended December 31, 2013.

Winchester, Virginia
March 26, 2014